As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-234416

Registration No. 333-254936

Registration No. 333-258498

Registration No. 333-262291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-234416

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254936

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258498

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262291

UNDER

THE SECURITIES ACT OF 1933

Oyster Point Pharma, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1030955
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

202 Carnegie Center, Suite 106 Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

Oyster Point Pharma, Inc. 2021 Inducement Plan

Oyster Point Pharma, Inc. 2019 Equity Incentive Plan

Oyster Point Pharma, Inc. 2019 Employee Stock Purchase Plan

Oyster Point Pharma, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Jeffrey Nau, Ph.D., M.M.S.

Chief Executive Officer

Oyster Point Pharma, Inc.

202 Carnegie Center, Suite 106

Princeton, New Jersey 08540

(609) 382-9032

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Brandon Fenn

Divakar Gupta

Ian Nussbaum

Cooley LLP

55 Hudson Yards

New York, New York 10001

(212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed by Oyster Point Pharma, Inc., a Delaware corporation (“Oyster Point”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-234416), originally filed with the SEC on October 31, 2019, pertaining to the registration of 2,799,638 Shares of Oyster Point common stock, $0.001 par value (the “Shares”), under Oyster Point’s 2019 Equity Incentive Plan, 270,000 Shares under Oyster Point’s 2019 Employee Stock Purchase Plan, and 2,752,846 Shares under Oyster Point’s 2016 Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-254936), originally filed with the SEC on March 31, 2021, pertaining to the registration of 1,166,477 Shares under Oyster Point’s 2019 Equity Incentive Plan.

•	Registration Statement on Form S-8 (File No. 333-258498), originally filed with the SEC on August 5, 2021, pertaining to the registration of 650,000 Shares under Oyster Point’s 2021 Inducement Plan.

•

Registration Statement on Form S-8 (File No. 333-262291), originally filed with the SEC on January 21, 2022, pertaining to the registration of 1,070,967 Shares under Oyster Point’s 2019 Equity Incentive Plan and 265,795 Shares under Oyster Point’s 2019 Employee Stock Purchase Plan.

On January 3, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2022, by and among Oyster Point, Viatris Inc., a Delaware corporation (“Parent” or “Viatris”), and Iris Purchaser Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into Oyster Point (the “Merger”), with Oyster Point surviving the Merger as a wholly owned subsidiary of Viatris.

As a result of the Merger, Oyster Point has terminated any and all offerings of Oyster Point’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by Oyster Point in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Oyster Point hereby removes from registration all such securities of Oyster Point registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Oyster Point certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Princeton, State of New Jersey, on January 3, 2023.

OYSTER POINT PHARMA, INC.

Date: January 3, 2023	By:	/s/ Jeffrey Nau
	Name:	Jeffrey Nau, Ph.D., M.M.S.
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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